Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores CA 94065

January 13, 2006

Mr. W. Douglas Hajjar
3126 South Kihei Road
Wailea, HI 96753

Dear Doug,

Wherify Wireless, Inc., a Delaware corporation (the “Company”), is pleased to confirm our understanding relating to certain matters relating to your election to the Company’s Board of Directors (the “Board”) effective November 15, 2005 and your services as Co-Chairman of the Board. This letter describes certain of the services that you are expected to provide as a Director and Co-Chairman of the Board and your compensation as a Director and Co-Chairman of the Board.

In addition to your normal responsibilities as a Director and Co-Chairman, you will direct and coordinate the Board’s oversight of the business and operations of the Company and the activities and performance of senior management. In this capacity, you will maintain regular communication with all members of senior management and will regularly meet and confer with the chief executive officer regarding new developments at the Company and the Company’s progress in achieving its goals and objectives. To facilitate your performance of these responsibilities, the chief executive officer shall keep you informed of all significant developments in the business and operations of the Company. At each meeting of the Board, you will report on matters of strategic or operational importance observed in connection with your performance of these duties. In addition to the foregoing, you will assist senior management in developing strategic plans for the Company and with fund raising and financing activities. It is agreed and understood that your roles and responsibilities as described above are intended to assist and facilitate the Board in fulfilling its oversight responsibilities and are not intended to diminish or otherwise limit the duties and responsibilities of any of the other members of the Board of Directors.

In consideration for your service as a member of the Board and Co-Chairman of the Board, the Company will grant you an option (the “Option”) pursuant to the Company’s 2004 Stock Plan (the “Plan”) to purchase 125,000 shares of Common Stock of the Company at an exercise price equal to the closing sales price for the Company’s Common Stock as quoted on the NASDAQ Small Cap Market on the date such Option is granted. The Option will vest in equal monthly increments over four years so long as you remain a member of the Board. If you serve on the Board for one year and are elected for another term, you will receive an additional option for 12,500 shares of Common Stock with an exercise price equal to the closing sales price of the Common Stock on the date such Option is granted which will vest ratably monthly over 12 months. You will receive additional options for 12,500 shares for each one year term of service on the Board thereafter, which also will vest ratably monthly over 12 months. The Option and any such additional options will be issued subject to the terms of the Company’s customary form of agreement for a non-statutory stock option under the Plan.

In addition to the equity compensation described above, you will be paid $5,000 per calendar month during which you serve on the Board.

In addition to your compensation as a member of the Board, the Company has also agreed to extend the consulting agreement between you and the Company in the form attached to this letter. Pursuant to such agreement, the Company has agreed to pay you a consulting fee of $10,000 per month.

We are confident that you and the Company will find mutual satisfaction with your participation on the Board. As a reminder, your continued service on the Board is subject at all times to the sole discretion of the Company’s stockholders. Furthermore, the compensation described herein is entirely subject to and contingent upon Board approval. In addition, all Board members should be aware that their services as directors to the Company are subject to statutory and fiduciary duties and responsibilities pursuant to applicable California and Delaware law.

All of us at the Company are very excited about your joining the team and look forward to a mutually beneficial and fruitful relationship.

Very Truly Yours,

/s/ William Scigliano
William Scigliano, Chairman

cc: Wherify Wireless, Inc. Board of Directors

AGREED AND ACCEPTED:

/s/ W. Douglas Hajjar

W. Douglas Hajjar

1/13/06
Date